Exhibit 99.1

Acrivon Therapeutics Appoints Seasoned Industry Executive Ivana Magovčević-Liebisch, Ph.D., J.D., to Board of Directors

WATERTOWN, Massachusetts, February 8, 2024 – Acrivon Therapeutics, Inc. (“Acrivon” or “Acrivon Therapeutics”) (Nasdaq: ACRV), a clinical stage biopharmaceutical company developing precision oncology medicines that it matches to patients whose tumors are predicted to be sensitive to each specific medicine by utilizing its proprietary proteomics-based patient responder identification platform, Acrivon Predictive Precision Proteomics or AP3, today announced the appointment of Ivana Magovčević-Liebisch, Ph.D., J.D., to its board of directors.

“We are excited to welcome Ivana to our board of directors,” said Peter Blume-Jensen, M.D., Ph.D., chief executive officer, president, and founder of Acrivon Therapeutics. “She brings more than 25 years of experience spanning global business and R&D operations, including leading partnering activities, commercialization, research and development, as well as counseling on regulatory, legal and IP strategies. Her diverse and substantial expertise will benefit us as we advance our pipeline of novel compounds.”

Dr. Magovčević-Liebisch is the president and chief executive officer at Vigil Neuroscience, Inc., where she led the in-licensing deal that secured the company’s anchor assets from Amgen. Under her strong leadership, Vigil has evolved from inception through IPO, to an organization with two clinical-stage development programs. Prior to Vigil, Dr. Magovčević-Liebisch was the executive vice president and chief business officer at Ipsen where she was responsible for growing the pipeline through strategic transactions. Before joining Ipsen, Dr. Magovčević-Liebisch served as senior vice president and head of global business development for the specialty drug business at Teva Pharmaceutical Industries Ltd. where she executed multiple transactions across different therapeutic areas and modalities. Prior to Teva, Dr. Magovčević-Liebisch held multiple pivotal roles at Dyax including executive vice president, chief operating officer, chief business officer, and general counsel. During her time, she established the commercial infrastructure for the company’s first approved drug with high-touch patient services, developed and executed IP strategy for a successful licensing program as well as equity financings, revenue monetization, corporate partnerships, and licensing agreements. Dr. Magovčević-Liebisch has served on the Board of Directors of Absci, Aeglea Therapeutics and Applied Genetic Technologies Corporation. She holds a Ph.D. in genetics from Harvard University and a J.D. in high technology law from Suffolk University Law School. She graduated from Wheaton College with a B.A. (summa cum laude) in biology and chemistry.

Dr. Magovčević-Liebisch added, “I am inspired by the pursuit of innovation, and I believe that Acrivon’s AP3 platform is poised to make a major impact in the field of precision medicine. I look forward to working with Peter, the board, and the executive team to develop multiple promising drug candidates to improve patient lives.”

About Acrivon Therapeutics

Acrivon is a clinical stage biopharmaceutical company developing precision oncology medicines that it matches to patients whose tumors are predicted to be sensitive to each specific medicine by utilizing Acrivon’s proprietary proteomics-based patient responder identification platform, Acrivon Predictive Precision Proteomics, or AP3. The AP3 platform is engineered to measure compound-specific effects on the entire tumor cell protein signaling network and drug-induced resistance mechanisms in an unbiased manner. These distinctive capabilities enable AP3’s direct application for drug design optimization for monotherapy activity, the identification of rational drug combinations, and the creation of drug-specific proprietary OncoSignature companion diagnostics that are used to identify the patients most likely to benefit from Acrivon’s drug candidates. Acrivon is currently advancing its lead candidate, ACR-368, a selective small molecule inhibitor targeting CHK1 and CHK2 in a potentially registrational Phase 2 trial across multiple tumor types. The company has received Fast Track designation from the Food and Drug Administration, or FDA, for the investigation of ACR-368 as monotherapy based on OncoSignature-predicted sensitivity in patients with platinum-resistant ovarian or endometrial cancer. Acrivon’s ACR-368 OncoSignature test, which has not yet obtained regulatory approval, has been extensively evaluated in preclinical studies, including in two separate, blinded, prospectively-designed studies on pretreatment tumor biopsies collected from past third-party Phase 2 trials in patients with ovarian cancer treated with ACR-368. The FDA has granted Breakthrough Device designation for the ACR-368 OncoSignature assay for the identification of ovarian cancer patients who may benefit from ACR-368 treatment. In addition to ACR-368, Acrivon is also leveraging its proprietary AP3 precision medicine platform for developing its co-crystallography-driven, internally-discovered preclinical stage pipeline programs, including its development candidate, ACR-2316, a selective, dual WEE1/PKMYT1 inhibitor, and an undisclosed cell cycle program.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are based on Acrivon’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties that are described more fully in the section titled “Risk Factors” in our reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made as of this date, and Acrivon undertakes no duty to update such information except as required under applicable law.

Investor and Media Contacts:

Adam D. Levy, Ph.D., M.B.A.

alevy@acrivon.com

Alexandra Santos

asantos@wheelhouselsa.com